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                                                                      EXHIBIT 99


                FDA ORTHOPAEDIC AND REHABILITATION PANEL APPROVES
                   SPINE-TECH PMA APPLICATION WITH CONDITIONS


     MINNEAPOLIS, May 23 -- Spine-Tech-Registered Trademark-, Inc. (Nasdaq:
SPYN) has announced that the Food and Drug Administration (FDA) Orthopaedic and Rehabilitation Devices Advisory Panel today reviewed and recommended approval of the Company's Premarket Approval (PMA) application for clearance to market the BAK-Trademark- Interbody Fusion System with conditions related to post-market surveillance and labeling. Spine-Tech cannot begin marketing or commercial sale of the device until it receives final FDA approval.

     "We are very pleased with the decision of the Orthopaedic and Rehabilitation Devices Panel," said David Stassen, Spine-Tech president and chief executive officer. "This decision affirms the outstanding results we have seen in clinical trials and the potential medical benefits of our BAK technology, products and procedures. Now, we are focusing our efforts on preparing for the introduction of the BAK system in the United States, pending final FDA approval."

     The current PMA application is for the BAK system, which is designed to stabilize and fuse vertebrae in the lumbar (or lower spine), the region where degenerative disc disease occurs most often. The Company has initiated clinical trials for the BAK/C-TM- for the cervical (or neck region), and the BAK/T-TM-for the thoracic (or chest) region.

     Spine-Tech submitted the PMA application in January 1995, and it was amended in August 1995. On October 20, 1995, the FDA accepted Spine-Tech's PMA application and granted expedited review, a process reserved for breakthrough technologies.

     Spine-Tech initiated clinical trials in the United States for the BAK system in April 1992. Since then, more than 1,400 open and laparoscopic surgical procedures have been performed at 24 medical centers. Clinical results indicate reduced operating time and hospital stays, improved fusion success rates, superior pain relief and lower costs in comparison to traditional spinal fusion procedures.

     The BAK system is an innovative series of patented implantable devices, proprietary instruments and methods specifically designed and sized to facilitate fusion of vertebrae in the spine to address degenerative disc disease. The BAK implants are hollow, threaded cylinders made of titanium alloy that are implanted between two or more vertebrae. Fusion and stabilization results from packing the cylinders with bone graft and allowing the adjoining vertebrae to grow together through the implant.

     Outside the Unites States, the BAK system has been approved in more than 20 nations.


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     The Company estimates that in the United States more than 200,000 spinal fusion procedures are performed annually to treat back pain and other spinal conditions. Additional procedures are performed to correct failed spinal fusions. Worldwide, an estimated 400,000 spinal fusion surgical procedures are performed each year. Spine-Tech believes that most spinal fusion patients are candidates for the BAK procedure.

     Spine-Tech, Inc., founded in 1991 and based in Minneapolis, designs, develops, manufacturers and markets spinal implants and instruments for the surgical treatment of degenerative disc disease and other spinal conditions.